Exhibit 23.2

Consent of Independent Auditor

The Board of Directors

ARC International Plc

We consent to the use of our report dated 23 October, 2009, with respect to the consolidated balance sheet of ARC International Plc, as of 31 December 2008, and the related consolidated income statement and statements of cash flow and recognised income and expense for the year then ended, incorporated herein by reference and to the reference to our firm under the heading “Experts” in the prospectus.

/s/ KPMG Audit Plc

St Albans, England

30 October, 2009